Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
Registration Statement
(Form Type)
Group 1 Automotive, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rules 457(c) and 457(h)	250,000 (1)	$257.81 (2)	$64,452,500	$147.60 per $1,000,000	$9,513.19

Total Offering Amounts				—	$64,452,500	—	$9,513.19
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$9,513.19

(1)    The Form S-8 registration statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers an additional 250,000 shares of common stock, par value $0.01 (the “Stock”) of Group 1 Automotive, Inc., a Delaware corporation (the “Company” or the “Registrant”) issuable under the Group 1 Automotive, Inc. Second Amended and Restated Employee Stock Purchase Plan (the “ESPP”).
(2)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the ESPP.
(3)    Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $303.30, the average of the high and low prices of the Registrant’s Stock as reported on the New York Stock Exchange on May 10, 2024 (a date within five business days prior to the date of filing the Registration Statement), multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the ESPP.